Athene Annuity and Life Company
Subsidiaries
As of 12/31/22

•AAIA RML, LLC
•Centralife Annuities Service, Inc.
•Athene Annuity & Life Assurance Company of New York
•Athene Life Insurance Company of New York
•Structured Annuity Reinsurance Company
•Athene Re USA IV, Inc.